Exhibit 10.54

EXECUTION VERSION

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of August 1, 2017, by and between Mark Jolly (the “Executive”) and Global Power Equipment Group Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

WHEREAS, Executive has been employed as Chief Accounting Officer of the Company pursuant to a letter agreement between Executive and the Company dated November 8, 2016 (the “Letter Agreement”).

WHEREAS, Executive and the Company have determined to provide for the rights and obligations of the Parties in connection with the termination of Executive’s employment with the Company and its affiliates, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.         Separation. As of August 1, 2017 (the “Separation Date”), Executive’s employment and status as an employee and officer with the Company and its affiliates terminated and Executive ceased to be an employee and officer of any and all of the foregoing.

2.         Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:

(a)        Salary and Vacation Pay.  Within 14 calendar days after the Separation Date, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, and (ii) his accrued but unused vacation pay through the Separation Date, and the parties acknowledge such unused vacation pay equals $7,380.00 (less applicable payroll withholdings).

(b)        Other Benefits.  All Company-provided benefits ceased to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.  The Company will continue to provide the existing level of health insurance benefits through August 31, 2017, after which Executive may be eligible for continuation of those health insurance benefits at Executive’s expense pursuant to COBRA, and will receive information regarding election of benefit continuation separately.

3.         Severance Benefits.  In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Attachment A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and provided that Executive has fully complied with his obligations set forth in the Release and Executive continues to comply with his obligations pursuant to Sections 6 and 7 of this Agreement, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a)        Severance. The Company shall pay to Executive an amount equal to $260,000 (less applicable payroll withholdings) (the “Severance Payment”) payable in accordance with the Company’s normal payroll procedures over the 1 year period commencing on the first payroll date that occurs after the Release becomes effective and irrevocable in accordance with its terms.  The first installment shall include all amounts accrued after the Separation Date to the date of such installment and the remaining installments payable as otherwise scheduled assuming that payments had begun on the first regular payroll date after the Separation Date.

(b)        Equity Awards. The Company has granted Executive certain restricted share units that were outstanding immediately prior to the Separation Date pursuant to the terms and conditions of the Company’s equity compensation plan and the restricted share unit award agreement(s) between the Parties (the “Restricted Share Units”).  The Restricted Share Units that remain outstanding immediately prior to the Separation Date shall vest, to the extent provided under the terms and conditions of the applicable award agreement(s), as if Executive’s employment was terminated without “cause” on the Separation Date.  Any vested Restricted Share Units will be paid to Executive in accordance with the terms, and subject to the conditions, of the award agreement(s) (the “Equity Agreements”), and any unvested Restricted Share Units will be forfeited.

(c)        Prior-Year Annual Incentive.  The Company shall pay to Executive an annual incentive under the Company’s Short-Term Incentive Plan for the 2016 fiscal year, based on actual Company and individual performance during the entire 2016 fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment) (the “Prior-Year Annual Incentive”).  The Prior-Year Annual Incentive (if any) shall be paid in a single lump sum at the same time that payments are made to other participants in the Short-Term Incentive Plan for the 2016 fiscal year.

(d)        Pro-Rated Annual Incentive.  The Company shall pay to Executive an annual incentive under the Company’s Short-Term Incentive Plan for the 2017 fiscal year, based on actual Company and individual performance during the entire 2017 fiscal year and without regard to any discretionary adjustments that have the effect of reducing the amount of the annual incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment), pro-rated based on the number of days in the Company’s fiscal year through (and including) the Separation Date. The Pro-Rated Annual Incentive (if any) shall be paid in a single lump sum at the same time that payments are made to other participants in the Short-Term Incentive Plan for the 2017 fiscal year.

4.        Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3 and the subsidized health insurance in Section 2(b), within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company.  If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.         Effect on Other Arrangements.  Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including the terms of the Letter Agreement, the Global Power Equipment Group Inc. Executive Severance Plan, and that the Company and its affiliates have no further obligations to Executive under any plan, program, policy or practice or contract or agreement.

6.         Restrictive Covenants.

a.          Equity Agreements.  Executive acknowledges and agrees that he remains obligated to comply with the provisions of the Non-Competition, Non-Solicitation, Confidentiality and Ownership of Work Product restrictions set forth in Section 7 of the Equity Agreements, or in any other separately executed agreement with the Company, which provisions shall continue to apply, as applicable, in accordance with their terms, on and after the Separation Date, notwithstanding the cessation of Executive’s employment.

b.         Non-Disparagement.  Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns.  Subject to Executive’s continuing obligations to comply with Section 6(a) of this Agreement, and except as otherwise provided in Section 8 of the Release, nothing in this Section 6(b) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.  The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

7.         Compensation Recovery Policy.  Executive acknowledges that the payments, if any, under Section 3 of this Agreement shall remain subject to the provisions of the Company’s Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy (the “Compensation Recovery Policy”), as the same may be amended in order to comply with applicable laws or exchange listing requirements, which agreement and Compensation Recovery Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment.

8.         Miscellaneous.

(a)        Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A; and (ii) each installment of Severance Payment payable to Executive under Section 3(a) is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A, to the maximum extent possible, under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and/or the “involuntary separation pay” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii).  Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)        Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as the Company determines are required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)        Severability. In construing this Agreement, if any portion of this Agreement is found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)        Successors.  This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)        Final and Entire Agreement; Amendment.  Except with respect to the provisions of the other documents referenced herein, this Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)         Governing Law; Jurisdiction.  This Agreement and the Release shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflict of laws principles.  Each Party (i) agrees that any action arising out of or relating to this Agreement or Executive’s employment by the Company shall be brought exclusively in the state courts located in Dallas County, Texas and the United States District Court for the Northern District of Texas (Dallas Division), (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(g)        Notices.  All notices and other communications hereunder will be in writing and will be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Global Power Equipment Group Inc., 400 E. Las Colinas Boulevard, Suite No. 400, Irving, TX 75039, Attention:  General Counsel;

or to such other address as either Party will have furnished to the other in writing in accordance herewith.  Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h)        Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release.  If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)         Counterparts. This Agreement and the Release may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Tracy Pagliara

Its:	President and CEO

EXECUTIVE

/s/ Mark Jolly
Mark Jolly

ATTACHMENT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this 1st day of August, 2017, by and between Global Power Equipment Group Inc. (the “Company”) and Mark Jolly (“Executive”).

1.         Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of August 1, 2017 (the “Separation Date”).

2.         Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of August 1, 2017 (the “Separation Agreement”).   Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 or 3 of the Separation Agreement.

3.         No Liability. This Release does not constitute an admission by the Company or its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.         Release.  In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”), the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act,

the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date Executive signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended,  and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance, as applicable and as in effect as of the Separation Date;  and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.

5.         Representations.  Executive acknowledges and represents that, as an employee of the Company and its affiliates, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law.  Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Release is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies and procedures, and with all laws and standards governing the Company’s business.  Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows:  Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed his to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6.         Return of Property.  Executive warrants and represents that Executive has surrendered to the Company all documents, materials, and other property of the Company and/or its clients and has not photocopied or reproduced such documents.  Executive further warrants and represents that Executive has returned to the Company any and all Company computer equipment and software, and any and all other equipment of the Company in Executive’s possession in good working order and reasonable condition, including any keys.

7.         Representation of No Pending Action and Agreement Not to Sue.  Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release.  If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless paying such costs and expenses is prohibited by law.

8.         Right to Engage in Protected Activity.  Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.  If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

9.         Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of at least 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

10.       Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 8(g) of the Separation Agreement by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release.  This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

11.         Miscellaneous. This Release is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, except as specifically excluded by this Release. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Tracy Pagliara

Its:	President and CEO

EXECUTIVE

/s/ Mark Jolly
Mark Jolly